Exhibit 4.1

SHARE CERTIFICATE

Number of certificate	Number of shares

INLIF LIMITED

COMPANY NUMBER [NUMBER]

This is to certify that [Name] of [Address] is the registered holder of [Number] Class A ordinary share(s) of [value] each being [partly paid to the extent of [amount in words] [amount in numerals] per share]/[fully paid][and numbered [number]] in the above-named company, subject to the memorandum and articles of association of the company, as amended and restated.

[Transfer date]

Director	Director/Secretary